Exhibit 17.1

Ron Mann
18 Yorkville Avenue
Suite 1602
Toronto, Ontario M4Y 2N6

December 12, 2008

The Board of Directors of
Yukon Gold Corporation, Inc.
55 York Street
Suite 401
Toronto, ON M5J 1R7

Gentlemen:

I hereby resign as an officer and director of Yukon Gold Corporation, Inc. (the "Company"), effective immediately.

I also resign as an officer and director of Yukon Gold Corp., an Ontario corporation.

I have no material disagreement the Company or its Board with respect to the Company’s operations or public disclosures.

Very truly yours,

/s/ Ron Mann
Ron Mann